EXHIBIT 4(d)(5) Amendment Number Five to the Loan and Security Agreement by and between Congress Financial Corporation (Southern) as Lender and the Registrant, One Price Clothing, Inc. of Puerto Rico and One Price Clothing - U.S. Virgin Islands, Inc. as Borrowers dated February 23, 2000.


                     AMENDMENT NO. 5 TO FINANCING AGREEMENTS

                                                              February 23, 2000


One Price Clothing Stores, Inc.
1875 East Main Street
Duncan, South Carolina 29334

One Price Clothing of Puerto Rico, Inc.
1875 East Main Street
Duncan, South Carolina 29334

Gentlemen:

         Congress Financial Corporation (Southern) ("Lender"), One Price Clothing Stores, Inc. ("One Price") and One Price Clothing of Puerto Rico, Inc. ("One Price PR"; and together with One Price, individually referred to as a "Borrower" and collectively as the "Borrowers") have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated March 25, 1996, between the Lender and Borrowers (the "Loan Agreement"), as amended by Amendment No. 1 to Financing Agreements, dated May 16, 1997, Amendment No. 2 to Financing Agreements, dated June 17, 1997, Amendment No. 3 to Financing Agreements, dated February 19, 1998 and Amendment No. 4 to Financing Agreements, dated January 31, 1999, together with various other agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements"). All capitalized terms used herein and not herein defined have the meanings given to them in the Financing Agreements.

         Borrowers have requested that Lender agree (a) to consent to an increase in the line of credit provided to Borrower by Carolina First Bank and
(b) to increase the amount of purchase money indebtedness secured by Equipment and Real Property permitted under the Loan Agreement. Lender is willing to do so on the terms and conditions and to the extent set forth herein.

         In consideration of the foregoing, the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:


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     1.  Carolina First Bank.
                  (a) Subject to the terms and conditions set forth herein, Lender hereby (i) consents to an increase in the line of credit available for letters of credit issued for One Price's account under the Carolina Bank Documents from $5,000,000 to $8,000,000 and (ii) amends clause (i) of Section 9.9(g) of the Loan Agreement by deleting the figure "$5,000,000" and substituting the following therefor: "$8,000,000".

                  (b) Lender's consent pursuant to Section 1(a), shall, however, be conditioned upon Lender's receipt, in form and substance satisfactory to Lender, of the written agreements between One Price and Carolina Bank setting forth the foregoing modifications, together with, if required by Lender, a written confirmation by Carolina Bank of the continued effectiveness of the Intercreditor Agreement, dated May 16, 1997, between Lender and Carolina Bank, in form and substance satisfactory to Lender and accompanied by the written agreement and acknowledgment of One Price.

     2. Encumbrances. Section 9.8(e) of the Loan Agreement is hereby amended by deleting the figure "$2,500,000" and substituting the following therefor:
"$5,000,000".

     3. Conditions Precedent. The effectiveness of the amendments set forth herein are further conditioned upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Lender:

                  (a) No Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred; and

                  (b) Lender shall have received an original of this Amendment, duly authorized, executed and delivered by Borrowers and One Price VI.

         4.  Miscellaneous.
                  (a) This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous term sheets, proposals, discussions, negotiations, correspondence, commitments and communications between or among the parties concerning the subject matter hereof. This Amendment may not be modified or any provision waived, except in writing signed by the party against whom such modification or waiver is sought to be enforced. Except for those provisions specifically modified or waived pursuant hereto, subject, nevertheless to the periods of effectiveness of the temporary waiver and temporary amendment set forth, respectively, in Sections 1 and 2 hereof, the Financing Agreements are hereby ratified, restated and confirmed by the parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the Financing Agreements, the terms of this Amendment shall control.

                  (b) This Amendment and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of Georgia, without regard to principles of conflicts of law.

                  (c) This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.


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                  (d)  This   Amendment   may  be  executed  in  any  number  of
counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

         By the signature hereto of each of their duly authorized officers, all of the parties hereto mutually covenant and agree as set forth herein.

                                                  Very truly yours,

                                                  CONGRESS FINANCIAL CORPORATION
                                                  (SOUTHERN)

                                                  By:    /s/ Morris P. Holloway
                                                         Morris P. Holloway
                                                  Title: Senior Vice President

AGREED AND ACCEPTED:

ONE PRICE CLOTHING STORES, INC.

By:    /s/ C. Burt Duren
       C. Burt Duren
Title: Vice President & Treasurer


ONE PRICE CLOTHING OF PUERTO RICO, INC.

By:    /s/ C. Burt Duren
       C. Burt Duren
Title: Vice President & Treasurer


CONSENTED TO AND AGREED:

ONE PRICE CLOTHING - U.S. VIRGIN ISLANDS, INC.

By:    /s/ C. Burt Duren
       C. Burt Duren
Title: Vice President & Treasurer